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BERTHEL FISHER
COMPANY
                  Investment Banking Agreement

                                                August 22, 2000

Mr. Terry Howlett
President/CEO
Skinvisible, Inc.
6320 S. Sandhill Rd.
Suite 10
Las Vegas, Nevada 89120

Mr. Howlett:

In keeping with our recent conversations, Berthel Fisher & Company Financial Services, Inc. ("BFC") an Iowa Corporation, would be pleased to serve as Investment Banker and Financial Advisor to Skinvisible, Inc. (the "Company"). In connection with the current expansion plans of the Company and in an effort to fund these plans, BFC proposes to raise on a best efforts basis, $3,000,000-$5,000,000 by sale of the Company's common stock or preferred stock (which will be determined in the future) (the "Security"). The initial terms of the Engagement shall be for six months on an exclusive basis from the date of this agreement, however the parties may by mutual agreement, extend the exclusive period for an additional ninety days and the proposed terms are outlined below.

The Services of BFC

In its role as Investment Banker, BFC shall provide the following services:

* Evaluate the Company's capital requirements for funding future growth and expansion;

* Assist in the structure of the securities to be offered;

* Provide and publish a research report on SKVI within three months of the date of this agreement; and

* Bring business opportunities to the attention of the Company and evaluate opportunities in general, whether or not such opportunities are originated by BFC.

Leasing         NASD FINANCIAL SERVICES SIPC      Investment Banking
- --------------------------------------------------------------------
                   World of Opportunities

3500 Parkway Lane, Suite 415
Norcross, GA 30092
678-421-0058
678-421-0085 FAX

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Compensation

In connection with the services to be provided, as outlined above, the Company shall pay to BFC fees in the following manner:

* Upon the execution of this agreement, BFC shall receive 50,000 shares of restricted stock of the Company as an investment-banking fee.

* For the placement of the Securities, BFC shall receive at each closing a fee equal to 10% of the principal amount raised and a warrant to purchase an amount of the Company's securities equal to 10% of the dollar value of the Securities sold with an exercise price of 110% of the price of the securities sold and for a term of five years. The
      Company agrees to execute an underwriting agreement in relation to the dale of the securities which shall contain standard terms and conditions for a transaction of this size and type.

* For it's role as financial advisor, BFC shall also receive $10,000 per month for six months, the first payment shall be due upon the execution of this Investment Banking Agreement and each consecutive 30 days thereafter until the balance has be paid.

* BFC shall be reimbursed for all out-of-pocket expenses, however any expense that exceeds $500 shall be pre-approved by the Company.

The warrant and restricted common stock when issued will contain standard terms and conditions associated with offerings of this type and size including but not limited to standard registration rights and piggyback registration rights.

The Company agrees that if BFC directly or indirectly introduces the Company, during the term of this agreement to any person(s) or entity that within one year from the date of this agreement, provides any equity or debt financing to the Company or any affiliate thereof, the Company shall pay the placement agent fee and warrants as stated in this agreement.

Indemnification and Contribution

Recognizing that transactions of the type contemplated by this Investment Banking Agreement sometimes result in litigation, and that BFC's role is limited solely to those services provided for herein, the Company agrees to indemnify BFC (and its directors, officers, shareholders, partners, agents, finders, employees, and controlling persons) to the full extent permitted by law against any and all claims, liabilities, damages, penalties, actions, costs, losses and expenses as incurred (including all reasonable fees and disbursements of BFC and its counsel ,all of BFC's and its counsel's reasonable travel and other out-of-pocket expenses, including court costs if any) in connection with the investigation of and preparation for any such pending or threatened claims and any

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litigation or other proceeding
arising therefrom (such fees, disbursements and expenses to be reimbursed quarterly as incurred) arising out of BFC's engagement hereunder.

If indemnification were for any reason not to be available with respect to any matter, the Company agrees to contribute to any settlement, loss or expenses so arising, in such proportion so that BFC is responsible for that portion represented by the percentage that BFC's cash fees hereunder bears to the total aggregate consideration payable in the proposed settlement for an action, suit, claim, loss or otherwise and the Company shall be responsible for the balance. The foregoing agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise. However, BFC shall be solely responsible for any settlement attributable to direct misrepresentation, direct negligence or malfeasance by BFC.

In like manner, BFC shall indemnify the Company, and hold it harmless, from any and all loss, damage, liability penalties, actions, costs or expense, including cost and reasonable attorney's fees, to which it may become subject, or which it may incur by reason of or in connection with any misrepresentations or misstatements of facts that BFC, or any of its representatives, may willfully make, knowing such statements to be false.

Representations and Warranties

All communication and information provided by the Company to BFC, whether written or oral, with respect to operations and profitability are true and accurate. BFC may rely on the accuracy thereof.

The financial statements of the Company together with the related schedules and notes as set forth in the Company's annual report and or subsequent quarterly reports present fairly the financial position of the Company and the results of its operations and the changes in its financial position at the respective dates and for the respective periods for which they apply; such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, throughout the periods indicated except as otherwise stated therein.

The Company is not in default, in the performance of any obligation, agreement or condition contained in any debenture, note, loan agreement or other evidence of indebtedness of the Company. Except with respect to such defaults which have been waived in writing or for which consents have been obtained in writing, the execution and delivery of this Agreement and the consummation of the transactions herein contemplated, will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the certificate of incorporation, as amended, or bylaws of the Company, any note, indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which it or any of its property is bound, or any existing law, order, rule, regulation, writ, injunction, or decree

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of any government, governmental instrumentality,
agency or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the Company or its property.

The Company is duly incorporated and validly existing, is in good standing as a corporation under the laws of the state of Nevada with authorized and outstanding capital stock as set forth in the Company's most recent filing with the SEC with full corporate power and the authority to own its property and conduct its business, present and proposed, as described in the filing and the Company has full corporate power and authority to enter into this Agreement. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction in which it owns or leases real property or transacts business requiring such qualification, except where the failure to so qualify or to be in good standing would not result in a material adverse effect on the Company.

The Stock and Warrant have been duly and validly authorized and, when issued and delivered against payment therefore as described in the Agreement or in the Warrants as applicable, will be validly issued, fully paid and non-assessable. The Stock and Warrant Stock, upon issuance, will not be subject to the preemptive rights of any shareholders of the Company. The Warrants, when sold and delivered, will constitute valid and binding obligations of the Company enforceable against it in accordance with the terms thereof. A sufficient number of shares of common stock have been reserved for issuance upon exercise of the Warrants.

Confidentiality

In connection with the Engagement, BFC shall have access to confidential materials of the Company. BFC, its shareholders, employees and agents shall keep all such information strictly confidential in whatever form so received, and shall execute a confidentiality agreement if so requested by the Company, and BFC agrees that the Company shall be entitled to equitable and injunctive relief including damages in the event BFC breaches any of its confidentiality obligations to the Company.

Notices

Except as otherwise specifically agreed, all notices and other communications made under this agreement shall be in writing and when delivered in person by certified mail-return receipt requested, by recognized commercial carrier or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first business day following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt requested. All notices sent shall be sent to the representatives of the party to be notified at the addresses indicated respectively below, or at such other addresses as the parties to be notified may from time to time by like notice hereafter specify:

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If to the Company:            Mr. Terry Howlett, President
                              Skinvisible, Inc.
                              6320 S. Sandhill Rd.
                              Suite 10
                              Las Vegas, Nevada 89120

If to Berthel Fisher & Co.:   Mr. Timothy Moody, Vice President
                              Berthel Fisher & Company Financial
                                Services, Inc.
                              3500 Parkway Lane
                              Suite 415
                              Norcross, GA 30092

Copy to:                      Thomas Berthel, CEO
                              Berthel Fisher & Company Financial Services, Inc. 701 Tama Street
                              Bldg B
                              Marion, IA 52302

Entire Agreement, Governing Law, and Severability

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understanding and agreements. This agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement executed by both parties hereto.

This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa. The parties hereto agree to submit to arbitration any action or dispute arising under the Agreement or any action to enforce the terms hereof. Such arbitration shall be determined pursuant to the procedure and rules as prescribed and adopted by the National Association of Securities Dealers, Inc.

If any term, provision, covenant or restriction contained in the Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restriction contained in the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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Acceptance

Please confirm your acceptance of the foregoing terms of the Agreement by signing on behalf of the Company, then returning two (2) executed originals of the Agreement, together with a check in the amount of $10,000 payable to Berthel Fisher & Company Financial Services, Inc. whereupon it shall become a binding agreement between BFC and Skinvisible, Inc.



                        Very truly yours,
                        Berthel Fisher & Company Financial Services, Inc.

                        /s/ Timothy C. Moody

                        Timothy C. Moody
                        Vice President


AGREED AND ACCEPTED THIS 30 DAY OF August, 2000.

Skinvisible, Inc.

    /s/ Terry Howlett
By: _______________________________________
    Terry Howlett, President/CEO

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